Exhibit 10.49
Execution Version

SUPPLY & DISTRIBUTION AGREEMENT

Between

IMMTECH PHARMACEUTICALS, INC.

AND

PAR PHARMACEUTICAL, INC.

SUPPLY AGREEMENT

This Supply Agreement (this “Supply Agreement”) is made and entered into as of June 11, 2007 (the “Effective Date”), by and between Immtech Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 150 Fairway Drive, Vernon Hills, IL 60061 (“Immtech”), and Par Pharmaceutical, Inc., a Delaware corporation having a principal place of business at 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677 (“Par”).  Immtech and Par may be referred to herein individually as a “Party”, or collectively as the “Parties”.  All capitalized terms used in this Supply Agreement shall have the meaning ascribed to them in the Licensing Agreement (as defined below) to which this Supply Agreement is an Exhibit.

Recitals

Whereas, Immtech and Par have entered into a Licensing Agreement, dated as of the date hereof (the “Licensing Agreement”);

Whereas, Immtech has expertise manufacturing pharmaceutical products for infectious diseases; and

Whereas, Par desires to purchase from Immtech, and Immtech desires to manufacture and sell to Par, the Product all on the terms and conditions set forth herein.

Now, Therefore, in consideration of the foregoing and the covenants and promises contained herein, the Parties hereby agree as follows:

ARTICLE I - DEFINITIONS

Section 1    Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1           “Administrative Costs” means all costs related to conducting a recall in accordance with Applicable Laws.

1.2           “Applicable Laws” means all laws, ordinances, rules and regulations within the Territory applicable to the Manufacturing and Packaging of the Product or any aspect thereof and the obligations of Immtech or Par, as the context requires under this Agreement, including, without limitation, (i) all applicable federal, state and local laws and regulations of each Territory; (ii) the U.S. Federal Food, Drug and Cosmetic Act, and (iii) the cGMPs.

                                1.3           “Batch” means defined quantity of finished drug product which has been Manufactured and Packaged in accordance with the Specifications.

                                1.4           “Calendar Quarter” means a period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1 of any calendar year.

                                1.5           “COA” means Certificate of Analysis.

1.6          “Commencement Date” means the first date upon which FDA approves pafuramidine maleate for the treatment of PCP.

1.7          “Contract Year” means each consecutive twelve (12) month period beginning on the Commencement Date.

1.8          “Defective Product” means Product that is not releasable.

1.9          “Delivery Date” means the date on which Immtech shall tender the relevant Batch(es) to Par. Each Delivery Date shall be specified by Par on the relevant Purchase Order and confirmed by Immtech as set forth in Section 3.4.

1.10            “Firm Commitment” means a binding commitment in writing made by Par to purchase Product in accordance with Section 3.1.

1.11            “Manufacture” means all operations of receipt of materials, production, packaging, labeling, quality control, release of drug product.

1.12            “Manufacture Date” means the date that pafuramidine first comes into contact with another ingredient during the manufacturing process of drug product.

1.13            “Manufacturing Release Record(s)” means a) all completed production/Batch records; b) all quality control test/request forms (result worksheets) and associated data; c) dynamic monitoring performed during processing; d) any alert/action notifications generated during processing; e) any planned or unplanned deviations associated with the Product; f) any out of Specification result investigations associated with the Product; g) the Certificate of Analysis for the Batch comparing testing to Specifications; and h) the appropriate disposition notification for the Batch.

1.14            “Nonconformity” means a deficiency in characteristic, documentation or procedure, which renders the quality of the Product non acceptable or not in accordance with specified requirements.

1.15            “Packaging” means Primary Packaging and Secondary Packaging.

1.16            “Primary Packag(ing)” means material intended to contain and protect drug product during handling, storage and transport.

1.17            “Purchase Order” shall have the meaning set forth in Section 3.2.

1.18             “Rolling Forecast” shall have the meaning set forth in Section 3.1.

1.19            “Secondary Packag(ing)” means packaging material that does not come into contact with drug product.

1.20            “Specification” means the specifications for the Product attached hereto as Exhibit A in draft form until the Commencement Date and made a part of hereof, as determined in accordance with the analytical methodology set forth therein, as such specifications may be amended from time to time.

1.21            “Unit” means each individually Packaged unit of Product.

ARTICLE II – EFFECTIVE DATE; CONTROLLING TERMS

Section 2.1  Effective Date

This Agreement shall automatically become effective as of the Execution Date of the Licensing Agreement.

Section 2.2   Controlling Terms

This Agreement is governed by the terms of the Licensing Agreement and all of such terms apply to and control this Supply Agreement.  For any terms that may be interpreted to conflict between the two agreements, the terms of the Licensing Agreement shall control.

ARTICLE III – COMMERCIAL SUPPLY

Section 3.1    Forecasts

On or before the fifteenth (15th) day of each calendar month following the Commencement Date and at least four months prior to the first Delivery Date, Par shall furnish to Immtech a written twelve (12) month rolling forecast of the quantities of Product that Par intends to order from Immtech during such period (“Rolling Forecast”). The first 3 months of such Rolling Forecast shall constitute a binding commitment for the quantities of Product specified therein (“Firm Commitment”) and the following 9 months of the Rolling Forecast shall be non-binding, good faith estimates.

Section 3.2    Purchase Orders

At least quarterly, Par shall submit purchase orders for the Firm Commitment portion of the Rolling Forecast, which specify the actual number of Units to be Manufactured and Packaged, and the requested Delivery Dates for each Batch (“Purchase Order”).  Product shall be ordered by Par only in writing.  Immtech will not accept verbal orders of any kind for the production of Product. Par shall submit each Purchase Order to Immtech at least ninety (90) days in advance of the earliest Delivery Date requested in the Purchase Order.  Immtech will confirm such Delivery Dates within fifteen (15) business days of receipt of the Purchase Order and will use commercially best efforts to ensure the

Product is delivered by the Delivery Dates specified in the Purchase Orders.  [****]. In the event of a conflict between the terms of any Purchase Order and this Agreement, this Agreement shall control. Notwithstanding the foregoing, during any calendar quarter, Immtech shall be required to supply Par with quantities of Product up to one hundred twenty-five percent (125%) of the forecasts submitted by Par in respect of such period; provided, however, that if Par submits Purchase Orders that exceed one hundred twenty-five percent (125%) of the forecasts submitted by Par in respect of such period, then Immtech shall use commercially reasonable efforts to supply Par with such excess quantities of the Product.

 Section 3.3    Product Supply

All Product supplied hereunder shall be manufactured by Immtech in accordance with the Specifications and cGMPs as determined using the manufacturing process described in Immtech’s NDA for the Product.  Immtech will utilize a documented system of procedures for the control of changes to the Specifications.  Any significant changes shall be reviewed and approved by both Parties prior to implementation.  Immtech will be responsible for labeling and packaging of product for final distribution, utilizing trademarks and artwork provided by Par to Immtech in accordance with the Licensing Agreement.

Section 3.4    Product Delivery

All Purchase Orders will contain the following information: (i) the precise quantity of Product desired and required Delivery Dates, (ii) desired packaging and quantities by package (e.g., bottles of 28, bottles of 500, sample blisters of 14), (iii) the anticipated shipping destination for Product and (iv) such other information as Par wishes to provide or that Immtech might find necessary or useful in completing a specific work order.  Product shall be delivered F.O.B. North American shipping destination (with the specific destination to be determined by Par), freight prepaid by Immtech, no earlier than fourteen (14) days prior to the requested Delivery Date, and no later than the Delivery Date. Each shipment of the Product shall be accompanied by relevant COAs and an invoice.  Par will then own such inventories.  Par will assume all operational and financial responsibility for processing and handling returned inventories due to product expiry.

Section 3.5    Payment

For the quantities to be supplied by Immtech, Par shall pay Immtech the Transfer Price.  Par shall use commercially reasonable efforts to pay for Product delivered within thirty (30) days of the date of invoice or receipt of the Product, whichever shall last occur, and in no event later than forty-five (45) days from such later date; provided, however, that Par shall not be obligated to pay for any shipment of Product disputed under Section 4.4 during the pendency of such dispute.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

ARTICLE IV – PRODUCT QUALITY AND REGULATORY MATTERS

Section 4.1 Specification(s) of Product

Product will be Packaged, labeled and handled by Immtech in accordance with the Specifications.

Section 4.2  Unmodified Product

Immtech agrees to inform Par of any changes to the Specifications that may impact final product release and Immtech agrees to continue to supply unmodified Product to Par as ordered under the terms of and subject to the conditions and limitations of this Agreement for a minimum of two (2) years.

Section 4.3(a)  Product Quality

Immtech covenants that the Product shall be manufactured, Packaged, tested, stored and handled in accordance with the Specifications, the Act and all relevant FDA regulations, guidelines and guidances, including cGMPs.

Immtech warrants that neither it, nor its vendors, will engage in any act which causes any Product produced for Par to become adulterated, and agrees that such Product will not be adulterated, within the meaning of the federal Food, Drug and Cosmetic Act, as amended, when Product is delivered to Par.

    Section 4.3(b)  Quality Control

Immtech will take all steps reasonably necessary to ensure that it has contracted with Third Party manufacturers with the facilities, equipment, instrumentation, resources and trained personnel to provide all raw materials, in-process and product assays, analysis and other testing, as compliance with cGMP may require in connection with Immtech’s supply of Product.  Immtech shall provide a COA for each lot of Product supplied hereunder at the time of shipment.

Immtech shall maintain complete and accurate documentation of all validation data, stability testing data, batch records, quality control and laboratory testing and any other data required under cGMP in connection with the supply of Product hereunder.

Section 4.4     Defective Product

Within at most thirty (30) days of delivery of Batches of the Product, Par shall notify Immtech of any Nonconformity of the delivered batches with the Specifications. Any Product received by Par from Immtech that has not been rejected by Par within thirty (30) days after receipt shall be deemed to have been accepted; provided, however, that other than with respect to defects or other non-compliance plainly observable from a visual inspection, any acceptance or deemed acceptance shall not adversely affect or otherwise diminish Par’s rights to receive shipments of the Product in compliance with the requirements of Section 4,1, 4.3(a), 4.3(b) or 5.1.  In the event of any

Nonconformity of the delivered batches of the Product, (i) Immtech shall deliver to Par replacement Batches of Product conforming to the Specifications within thirty (30) days of receipt of such Nonconformity notice from Par and (ii) Par shall destroy the delivered batches, the costs of which shall be borne by Immtech.

In the event of a disagreement between the Parties as to whether the Product meets the Specifications, the Parties shall cause a mutually acceptable independent laboratory to review records, test data and to perform the tests and/or analyses set forth in the Specifications on samples of the alleged Defective Product.  The independent laboratory’s results shall be final and binding.  Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party which was incorrect about whether the Product meets the Specifications.

    Section 4.5    Facility Access

Upon written request and permission from Immtech, Par, through its employees, consultants or other representatives will have the right during normal business hours and at a time mutually agreed to inspect Immtech’s or its subcontractors’ or Affiliates’ manufacturing operations to determine whether or not Immtech is complying in all respects with its obligations hereunder.  Par warrants that all such inspections and audits shall be carried out in a manner calculated not to unreasonably interfere with Immtech’s, its subcontractors’ or its Affiliates’ conduct of business and to insure the continued confidentiality of Immtech’s business and technical information. Further, Par agrees to comply with all of Immtech’s safety and security requirements during any visits to the Immtech, its subcontractors’, or Affiliates’ facilities.  Par agrees to make promptly available to Immtech any external reports from such facility visit(s).

    Section 4.6    Manufacturing Release Records and Data

Following the Manufacture of each Batch of Product, and upon written request as required, Immtech shall provide Par with properly completed copies of all Manufacturing Release Records, including Manufacturing and Packaging Batch records prepared in accordance with the Specifications.

    Section 4.7    Recordkeeping

Immtech shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to Manufacturing and Packaging under this Agreement, including all information required to be maintained by the Specifications and all Applicable Laws. Such information shall be maintained in forms, notebooks and records for a period of at least two (2) years from the relevant finished Product expiration date or longer if required under Applicable Laws.

Section 4.8  Finished Product Compliance

Upon Product delivery by Immtech and acceptance by Par and pursuant to the Licensing Agreement, Par shall be thereafter solely responsible for compliance with all

 Applicable Laws related to any subsequent labeling, packaging, and any required testing of Product.

 Section 4.9 Governmental Inspections and Requests

 Immtech shall immediately advise Par if an authorized agent of any Regulatory Authority visits either Immtech or any Manufacturing Facility related to the Manufacturing or Packaging of the Product.  Immtech shall furnish to Par a copy of the portions of the report relevant to the Product by such Regulatory Authority, if any, within ten (10) days of Immtech’s receipt of such report.  Further, upon receipt of a Regulatory Authority request to inspect the Facilities or audit Immtech’s books and records with respect to Manufacturing and Testing under this Agreement, Immtech shall immediately notify Par, and shall provide Par with a copy of any written document received from such Regulatory Authority related to the Product. To the extent related to Manufacturing or Packaging hereunder, Immtech shall provide to Par a copy of any proposed written response to any such inspection related to the Product prior to its submission and a reasonable opportunity for Par to review such response.

Section 4.10    Product Complaints

Par will notify Immtech within 5 calendar days of any customer complaints that relate to the Manufacture or Packaging of the Product in accordance with the Licensing Agreement.  Immtech shall conduct internal investigations to determine the validity of the complaint.  Immtech will use commercially reasonable efforts to report the findings of such investigation to Par within 10 business days of notification.  Any ADE reporting will be in accordance with Section 9 of the Licensing Agreement.  Par will be responsible for customer response communications and will promptly deliver copies of such responses to Immtech.  Any complaint received by Immtech that relates to the Product will be forwarded to Par within 5 calendar days.

Section 4.11    Recall

In the event Immtech believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, Immtech shall immediately notify Par in writing.  Immtech will not act to initiate a recall, field alert, Product withdrawal or field correction without the express prior written approval of Par, unless otherwise required by Applicable Laws and Immtech shall provide all necessary cooperation and assistance to Par.  In the event Par believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, Par shall immediately notify Immtech in writing. Par will not act to initiate a recall, field alert, Product withdrawal or field correction without the express prior written approval of Immtech, unless otherwise required by Applicable Laws and Immtech shall provide all necessary cooperation and assistance to Par.  Immtech shall be responsible for any recall, field alert, Product withdrawal or field correction; provided, however, that the cost of any recall, field alert, Product withdrawal or field correction shall be borne equally by the Parties, except to the extent such recall, field alert, Product withdrawal or field correction is caused by either Immtech’s or Par’s breach of its warranties, representations or obligations under this Agreement, the Licensing Agreement or Applicable Laws or its negligence or willful misconduct, in which case such cost shall be borne by the responsible Party.  For purposes hereof, such cost shall be limited to reasonable, actual and documented Administrative Costs incurred by the Parties for such recall, withdrawal or correction, and replacement of the Defective Product to be recalled.  In the event of a recall, Par shall provide to Immtech copies of distribution records in its control and shall otherwise reasonably cooperate with Immtech in respect of any such recall.

ARTICLE V - REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.    Limited Warranty

Immtech represents and warrants to Par that at the time of delivery of the Product and through label expiry date, provided that Par or any of affiliates, customers, and or third parties, handle and/or store Product per specifications, cGMP, USP requirements, such Product will conform to and will have been Manufactured and Packaged in conformance with the Specifications and Applicable Laws.

THE LIMITED WARRANTY SET FORTH IN THIS SECTION 5.1 AND SECTIONS 4.1, 4.3(A) AND 4.3(B) IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF NON-INFRINGEMENT AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTY EXPRESSED IN THIS SECTION 5.1 AND SECTIONS 4.1, 4.3(A) AND 4.3(B), IMMTECH MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MANUFACTURING OR PACKAGING OF THE PRODUCT.

Section 5.2    Release Responsibility.

Immtech, as the Party responsible for release of the finished Product, warrants that it will not release any Batch of Product if the required final Product testing indicates that the Product does not comply with the Specifications.

Section 5.3    Existence and Power

Each Party hereby represents and warrants to the other Party that such Party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the corporate power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such Party’s ability to perform its obligations under the Agreement.

Section 5.4     Authorization and Enforcement of Obligations

Each Party hereby represents and warrants to the other Party that such Party (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and thereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

Section 5.5    No Conflict

Each Party hereby represents and warrants to the other Party that the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) to not conflict with or violate any requirement of Applicable Laws or any material contractual obligation of such Party and (ii) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such Party.

ARTICLE VI – TERM AND TERMINATION

Section 6.1          Term.  This Agreement shall commence on the Effective Date and continue for a period that shall extend until the termination of the Licensing Agreement.

Section 6.2            Termination for Breach.

If either Party commits a material breach or material default in the performance or observance of any of its obligations under this Agreement, and such breach or default continues for a period of sixty (60) days after delivery by the other Party of written notice reasonably detailing such breach or default, then the non-breaching or non-defaulting Party shall have the right to terminate this Agreement, with immediate effect, by giving written notice to the breaching or defaulting Party.  The Parties shall retain all rights and remedies (at law or in equity) in respect of any breach hereof.

Section 6.3.          Effects of Termination.

In the event of expiration of the applicable Term or termination of this Agreement, all rights and obligations of the parties hereunder shall cease, except that termination or expiration shall not: (i) release either party from any liability or obligation that at such time shall already have accrued or be owed, that is caused by an improper termination or that thereafter accrues from a breach or default prior to the effective date of such expiration or termination; and (ii) affect in any way the survival of any other right, duty or obligation of either party hereto that is expressly stated elsewhere in this Agreement to survive such expiration or termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

IMMTECH PHARMACEUTICALS, INC.
By: /s/ Eric L. Sorkin Name: Eric L. Sorkin Title: Chairman and Chief Executive Officer

PAR PHARMACEUTICAL, INC.
By: /s/ John MacPhee Name: John MacPhee Title: President, Branded Products Division